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 FORM 4                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       OMB Approval
--------                                            WASHINGTON, D.C. 20549                              ---------------------------
                                                                                                        OMB Number:       3235-0287
[ ] Check this box if no longer                                                                         Expires:  December 31, 2001
    subject to Section 16. Form                                                                         Estimated average burden
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 hours per response......0.5
    continue. See Instruction 1(b).                                                                     ---------------------------

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       | 6. Relationship of Reporting Person(s)
                                        |                                                   |    to Issuer (Check all applicable)
Riverview Media Corp.                   |                                                   |
Attention: Legal Department             |    America Online Latin America, Inc. ("AOLA")    |   _____ Director  __X__ 10% Owner
--------------------------------------------------------------------------------------------|   _____ Officer (give title below)
(Last)        (First)       (Middle)    | 3. I.R.S. Identification|  4. Statement for       |   _____ Other (specify below)
                                        |    Number of Reporting  |     Month/Year          |
Wickham's Cay, Road Town,               |    Person, if an entity |                         |---------------------------------------
                                        |    (Voluntary)          |     December 2000       |
----------------------------------------|                         |-------------------------| 7. Individual or Joint/Group Filing
               (Street)                 |                         |  5. If Amendment,       |    (Check Applicable Line)
                                        |                         |     Date of Original    |    __X__ Form filed by One Reporting
                                        |                         |     (Month/Year)        |          Person
                                        |                         |                         |    _____ Form filed by More than One
Tortola, British Virgin Islands         |                         |                         |          Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    |2. Transaction| 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                           |   Date       |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                        |              |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                        |              |               |                          | Owned at End| Direct  | Bene-
                                        |              | --------------|--------------------------| of Month    | (D) or  | ficial
                                        |              |       |       |         |     |          |             | Indirect| Owner-
                                        |  (Month/     |       |       |         | (A) |          |             | (I)     | ship
                                        |  Day/        |       |       |         |  or |          | (Instr. 3   |         |
                                        |  Year)       |  Code | V     | Amount  | (D) |  Price   |   and 4)    |(Instr.4)|(Instr.4)
----------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|---------|--------
Class A Common Stock                    | 12/28/00     | J (1) |       |4,000,000|  D  |          |     0       |    D    |
                                        |              |       |       |         |     |          |             |         |
                                        |              |       |       |         |     |          |             |         |
                                        |              |       |       |         |     |          |             |         |
                                        |              |       |       |         |     |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION           (Over)
                                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM     Sec 1474 (3-99)
                                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative       | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of     | 6.Date Exer-     | 7.Title and Amount
  Securities                | or Exercise  | Date          |   Code        | Derivative      | cisable and      | of Underlying
  (Instr. 3)                | Price of     |               |  (Instr. 8)   | Securities      | Expiration Date  | Securities
                            | Derivative   |  (Month/Day/  |               | Acquired (A)    | (Month/Day/Year) | (Instr. 3 and 4)
                            | Security     |    Year)      |               | or Disposed     |                  |
                            |              |               |               | of (D)          |--------------------------------------
                            |              |               |               | (Instr. 3,      | Date    | Expir- |        | Amount or
                            |              |               |               |  4, and 5)      | Exer-   | ation  |  Title | Number of
                            |              |               |---------------|--------------   | cisable | Date   |        | Shares
                            |              |               | Code  |   V   | (A)  |  (D)     |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Series C Convertible        |     (2)      |  12/28/00     |   J   |       |      |97,298,406|   (2)   |  (2)   | Class A|97,298,406
Preferred Stock             |              |               |       |       |      |          |         |        | Common |
                            |              |               |       |       |      |          |         |        | Stock  |
                            |              |               |       |       |      |          |         |        |        |
                            |              |               |       |       |      |          |         |        |        |
----------------------------|--------------|---------------|-------|-------|------|----------|---------|--------|--------|----------
                            |              |               |       |       |      |          |         |        |        |
----------------------------|--------------|---------------|-------|-------|------|----------|---------|--------|--------|----------
                            |              |               |       |       |      |          |         |        |        |
----------------------------|--------------|---------------|-------|-------|------|----------|---------|--------|--------|----------
                            |              |               |       |       |      |          |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of    |
   Derivative |   Derivative   |     Form of       |    Indirect     |
   Security   |   Securities   |     Derivative    |    Beneficially |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership    |
              |   Owned at End |     Direct (D) or |    (Instr. 4)   |
              |   of Month     |     Indirect (I)  |                 |
              |   (Instr. 4)   |     (Instr. 4)    |                 |
---------------------------------------------------------------------|
              |                |                   |                 |
              |                |                   |                 |
              |      0         |         D         |                 |
              |                |                   |                 |
              |                |                   |                 |
--------------|----------------|-------------------|-----------------|
              |                |                   |                 |
--------------|----------------|-------------------|-----------------|
              |                |                   |                 |
--------------|----------------|-------------------|-----------------|
              |                |                   |                 |
----------------------------------------------------------------------
EXPLANATION OF RESPONSES:
(1)     RIVERVIEW MEDIA CORP. (THE "REPORTING PERSON"), A HOLDING COMPANY
        BENEFICIALLY OWNED ONE-HALF BY THE GUSTAVO A. CISNEROS ("GAC") AND
        ONE-HALF BY HIS BROTHER, RICARDO J. CISNEROS ("RJC"), PREVIOUSLY HAD
        DIRECT OWNERSHIP OF 4,000,000 SHARES OF CLASS A COMMON STOCK OF THE
        ISSUER. PURSUANT TO AN INTERNAL REORGANIZATION OF A CHAIN OF ENTITIES,
        (i) 2,000,000 SHARES OF CLASS A COMMON STOCK WERE TRANSFERRED TO ASPEN
        INVESTMENTS LLC, A HOLDING COMPANY WHICH IS WHOLLY BENEFICIALLY OWNED BY
        GAC AND (ii) 2,000,000 SHARES OF CLASS A COMMON STOCK WERE TRANSFERRED
        TO ATLANTIS INVESTMENTS LLC, A HOLDING COMPANY WHICH IS WHOLLY
        BENEFICIALLY OWNED BY RJC.

(2) THE REPORTING PERSON, AS OWNER OF SERIES C PREFERRED STOCK, HAD THE RIGHT, AT ANY TIME, TO CONVERT HIS SHARES INTO SHARES OF CLASS B COMMON STOCK ON A ONE FOR ONE BASIS. THE REPORTING PERSON THEN HAD THE RIGHT TO CONVERT THE SHARES OF THE REPORTING PERSON OF CLASS B COMMON STOCK INTO SHARES OF CLASS A COMMON STOCK ON A ONE FOR ONE BASIS AT ANY TIME. PURSUANT TO AN INTERNAL REORGANIZATION OF A CHAIN OF ENTITIES, (i) 48,649,203 SHARES OF CLASS A COMMON STOCK WERE TRANSFERRED TO ASPEN INVESTMENTS LLC, A HOLDING COMPANY WHICH IS WHOLLY BENEFICIALLY OWNED BY THE GAC AND (ii) 48,649,203 SHARES OF CLASS A COMMON STOCK WERE TRANSFERRED TO ATLANTIS INVESTMENTS LLC, A HOLDING COMPANY WHICH IS WHOLLY BENEFICIALLY OWNED BY RJC.

**         INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS.
                                  /s/ Joan Jensen, Attorney-In-Fact       January 10, 2001
                                  ---------------------------------       -----------------
                                  Signature of the Reporting Person


           SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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